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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(b) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): January 24, 2005



                                    MFB CORP.
             (Exact name of registrant as specified in its charter)



                                     INDIANA
                 (State or other jurisdiction of incorporation)



                0-23374                             35-1907258
       (Commission File Number)         (IRS Employer Identification No.)



           4100 Edison Lakes Parkway, Suite 300
                     P.O. Box 528
                   Mishawaka, Indiana                            46546
         (Address of principal executive offices)              (Zip Code)



       Registrant's telephone number, including area code: (574) 277-4200

Item 2.06 Material Impairments

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial (the "Bank"), reported today that for the first quarter ended December 31, 2004, it recorded a non-cash impairment charge through earnings of $948,000 ($626,000 net of tax) for the decline in the value of $2.0 million of Fannie Mae ("FNMA") and $2.0 million of Freddie Mac ("FHLMC") floating rate preferred stock securities it holds. Management has chosen to conservatively interpret current accounting guidance by recording the decline in value as "other than temporary" impairment consistent with many other financial institutions and investors in these securities. These two preferred stock issues remain investment grade (FNMA-"A+" and FHLMC- "Aa3"), and have never defaulted on payment. However, a recent downgrade in rating on the FNMA security due to recently disclosed accounting issues and the duration of the suppressed market value on both the FNMA and FHLMC securities led management to record the write-down. The charge had no impact on the Company's capital position at quarter end since market value declines were already being recognized as a mark to market adjustment through capital on the balance sheet.

            As a result of the impairment charge recorded, MFB Corp. is reporting a consolidated net loss on an unaudited basis of ($110,000), or ($0.08) diluted loss per share for the three months ended December 31, 2004, a decrease from net income of $619,000, or $0.45 diluted earnings per share for the three months ended December 31, 2003. Without the impairment charge, net income for the three months ended December 31, 2004 would have been $516,000, or $0.38 diluted earnings per share.

Item 7.  Financial Statements and Exhibits

         (a) Press release dated January 25, 2005 announcing first quarter earnings, impairment charge and quarterly dividend declaration.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                          /s/ Charles J. Viater
                                          ------------------------------------
                                          Charles J. Viater, President and CEO

Dated: January 25, 2005
























Item 7(a)

January 25, 2005
 Contact: Charles J. Viater

President/CEO

                   MFB CORP. ANNOUNCES FIRST QUARTER EARNINGS,
              IMPAIRMENT CHARGE AND QUARTERLY DIVIDEND DECLARATION

                   Mishawaka, Indiana - MFB Corp. (NASDAQ/MFBC), parent company of MFB Financial (the "Bank"), reported today that for the first quarter ended December 31, 2004, it recorded a non-cash impairment charge through earnings of $948,000 ($626,000 net of tax) for the decline in the value of $2.0 million of Fannie Mae ("FNMA") and $2.0 million of Freddie Mac ("FHLMC") floating rate preferred stock securities it holds. Management has chosen to conservatively interpret current accounting guidance by recording the decline in value as "other than temporary" impairment. These two preferred stock issues remain investment grade (FNMA-"A+"and FHLMC- "Aa3"), and have never defaulted on payment. However, a recent downgrade in rating on the FNMA security due to recently disclosed accounting issues and the duration of the suppressed market value on both the FNMA and FHLMC securities led management to record the write-down. The charge had no impact on the Company's capital position at quarter end since market value declines were already being recognized as a mark to market adjustment through capital on the balance sheet.

            As a result of the impairment charge recorded, MFB Corp. is reporting a consolidated net loss on an unaudited basis of ($110,000), or ($0.08) diluted loss per share for the three months ended December 31, 2004, a decrease from net income of $619,000, or $0.45 diluted earnings per share for the three months ended December 31, 2003. Without the impairment charge, net income for the three months ended December 31, 2004 would have been $516,000, or $0.38 diluted earnings per share.

            Charles Viater, President and CEO, stated that "It is under very unusual circumstances that we have decided to record this non-cash impairment charge on two widely held investment securities. Low coupon rates on these floating rate instruments based on the historically low interest rate environment as well as current and past accounting problems at FNMA and FHLMC have suppressed the market value of these securities. As the coupon rates reset at higher levels, the market value of these two securities are expected to improve. This charge does not affect current or future core earnings. We are pleased with core operating results for this quarter and related increased net interest income and other noninterest income.

           In addition, Mr. Viater announced today that the Board of Directors has declared a cash dividend of $0.125 per share of common stock for the quarter ended December 31, 2004. The dividend is payable on February 15, 2005 to holders of record on February 1, 2005.

            MFB Corp.'s net interest income before provision for loan losses for the three month period ended December 31, 2004 totaled $3.6 million compared to $2.8 million for the same period last year. The increase in net interest income for the three month period was due to an increase in loan and investment interest income, offset by an increase in FHLB advances and deposit interest expenses. These increases were primarily attributable to the additional assets and liabilities acquired from Sobieski Bank in August, 2004.

                   The provision for loan losses for the first quarter ended December 31, 2004 was $300,000 for both the first quarter this year and last year. The percentage of non-performing assets to loans remained constant at 1.11% at both December 31, 2004 and 2003.

            Total noninterest income decreased from $1.5 million for the first quarter last year to $375,000 for the first quarter this year primarily due to the preferred equity security write down of $948,000 discussed above. An impairment charge for the decline in the value of mortgage servicing rights occurred in the quarter ended December 31, 2004 totaling $138,000. For the first quarter last year a recovery of $168,000 was recorded on the fluctuating value of these mortgage servicing rights. All other non-interest income increased from $1.3 million last year to $1.5 million this year primarily due to increased deposit fees.

          Noninterest expense increased from $3.3 million for the first quarter last year to $4.0 million for the first quarter this year. Occupancy expense related to the operation of three acquired branches, the opening of another branch and new Corporate offices was a significant contributor to this increase. Other areas of increase were salaries and employee benefits, data processing, deposit insurance, advertising, and consulting expenses related to two revenue enhancement projects. Income tax expense has decreased from last year for the three month period ended December 31 due to decreased income before income taxes.

            MFB Corp.'s total assets have increased to $528.3 million at December 31, 2004 from $429.6 million at December 31, 2003. Total loans at December 31, 2004 of $401.7 million increased from the $327.2 million at December 31, 2003. Commercial loans increased from $140.0 million at December 31, 2003 to $169.0 million at December 31, 2004, consumer loans, including home equity loans, increased from $30.6 million at December 31, 2003 to $40.2 million at December 31, 2004 and mortgage loans increased from $156.5 million at December 31, 2003 to $192.4 million at December 31, 2004. Investment securities available for sale increased from $38.8 million at December 31, 2003 to $60.3 million at December 31, 2004. The primary reason for all of the asset increases was the acquisition of certain assets from Sobieski Bank in August, 2004.

             MFB Corp.'s allowance for loan losses at December 31, 2004 was 1.58% of loans compared to 1.64% at December 31, 2003. For the first quarter ended December 31, 2004, net charge offs were $13,000 compared to $125,000 of net charge offs for the quarter ended December 31, 2003. In management's opinion, the allowance for loan losses is adequate to cover probable incurred losses at December 31, 2004.

            Total deposits increased from $294.4 million at December 31, 2003 to $344.2 million at December 31, 2004 and Federal Home Loan Bank advances increased from $98.0 million as of December 31, 2003 to $138.5 million as of December 31, 2004. The increase in deposits and FHLB advances was primarily due to the assumption of certain liabilities from Sobieski Bank as previously mentioned.

             Total shareholders' equity increased from $34.8 million at December 31, 2003 to $36.4 million at December 31, 2004. The book value of MFB Corp. stock increased from $26.66 at December 31, 2003 to $27.35 at December 31, 2004.

         MFB Corp.'s wholly-owned bank subsidiary, MFB Financial, provides retail and business financial services to the Michiana area through its eleven banking centers in St. Joseph and Elkhart counties.


                           MFB CORP. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                     December 31, 2004 and December 31, 2003
                    (In thousands, except share information)

                                                                                             (Unaudited)
                                                                                                December            December
                                                                                                 2004                 2003
      ASSETS
Cash and due from financial institutions                                                         $    6,241            $   6,627
Interest - bearing deposits in other financial institutions - short term                             12,272               21,287
                                                                                           -----------------    -----------------
     Total cash and cash equivalents                                                                 18,513               27,914

Securities available for sale                                                                        60,258               38,806
Other Investments                                                                                    12,674               11,033

Loans held for sale                                                                                   2,665                2,553

Mortgage Loans                                                                                      192,422              156,508
Commercial Loans                                                                                    169,025              140,071
Consumer Loans                                                                                       40,248               30,629
                                                                                           -----------------    -----------------
                                                                                           -----------------    -----------------
    Loans receivable                                                                                401,695              327,208
    Less: allowance for loan losses                                                                 (6,361)              (5,373)
                                                                                           -----------------    -----------------
          Loan receivable, net                                                                      395,334              321,835
Premises and equipment, net                                                                          19,165               13,250
Mortgage servicing rights                                                                             1,979                1,613
Cash surrender value of life insurance                                                                5,756                5,287
Goodwill                                                                                              2,363                    -
Other intangible assets                                                                               2,553                    -
Other assets                                                                                          7,050                7,268
                                                                                           -----------------    -----------------

     Total assets                                                                               $   528,310           $  429,559
                                                                                           =================    =================

      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
     Deposits
          Noninterest-bearing demand deposits                                                   $    26,785           $   27,135
          Savings, NOW and MMDA deposits                                                            131,449              111,803
          Time deposits                                                                             186,015              155,425
                                                                                           -----------------    -----------------
               Total deposits                                                                       344,249              294,363

     FHLB advances                                                                                                        97,990
                                                                                                    138,542
     Loans from correspondent banks                                                                   6,500                  300
     Accrued expenses and other liabilities                                                           2,593                2,142
                                                                                           -----------------    -----------------
          Total liabilities                                                                         491,884              394,795

Shareholders' equity
     Common stock, no par value, 5,000,000 shares authorized;
          shares issued: 1,689,417-12/31/04 and 12/31/03;
          shares outstanding: 1,331,960-12/30/04 and 1,303,810-12/31/03                              12,495               12,549
     Retained earnings - substantially restricted                                                    31,928               31,503
     Accumulated other comprehensive income (loss),
          net of tax of $(38) -12/31/04 and $(36) -12/31/03                                            (75)                (768)
     Treasury stock, 357,457 common shares - 12/31/04 and                                           (7,922)              (8,520)
           385,607 common shares -  12/31/03, at cost
                                                                                           -----------------    -----------------
          Total shareholders' equity                                                                 36,426               34,764
                                                                                           -----------------    -----------------
               Total Liabilities and Shareholders' equity                                       $   528,310           $  429,559
                                                                                           =================    =================
                                See accompanying notes to (unaudited) consolidated financial statements

                                                              MFB CORP. AND SUBSIDIARY
                                                       Consolidated Statements of Income (Unaudited)
                                                       Three months Ended December 31, 2004 and 2003
                                                      (in thousands, except per share information)


                                                                                    Three Months Ended
                                                                                2004                  2003

          Total interest income                                                    $ 6,831              $ 5,527

          Total interest expense                                                     3,268                2,719
                                                                           ----------------      ---------------
                                                                           ----------------      ---------------

          Net interest income                                                        3,563                2,808

          Provision for loan losses                                                    300                  300
                                                                           ----------------      ---------------
                                                                           ----------------      ---------------

          Net interest income after provision for loan losses                        3,263                2,508

               Other non-interest income                                             1,461                1,306
               Mortgage servicing impairment recovery (charge)                       (138)                  168
               Gain(losses) on investments securities                                (948)                    -
                                                                           ----------------      ---------------
                                                                           ----------------      ---------------
          Total non-interest income                                                    375                1,474

               Salaries and employee benefits                                        1,856                1,732
               Occupancy and equipment                                                 787                  532
               Professional and consulting fees                                        238                  137
               Data processing expense                                                 197                  121
               Other non-interest expense                                              913                  733
                                                                           ----------------      ---------------
                                                                           ----------------      ---------------
          Total non-interest expense                                                 3,991                3,255

          Income before taxes                                                        (353)                  727

          Income tax expense (benefit)                                               (243)                  108
                                                                           ----------------      ---------------
                                                                           ----------------      ---------------

          Net Income                                                          $      (110)              $   619
                                                                           ================      ===============
                                                                           ================      ===============


          Basic Earnings (Loss) per common share                                  $ (0.08)               $ 0.48
                                                                           ================      ===============
                                                                           ================      ===============
          Diluted Earnings (Loss) per common share                                $ (0.08)               $ 0.45
                                                                           ================      ===============
                                                                           ================      ===============